INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT
between
SARA LEE CORPORATION
and
HANESBRANDS INC.

i

Page
Section 3.14 Counterparts	16
Section 3.15 Limitation On Damages	16
Section 3.16 Delivery By Facsimile Or Other Electronic Means	16

ARTICLE IV DEFINITIONS	17

ii

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT
     This Indemnification and Insurance Matters Agreement (this “Agreement”) is dated as of August 31, 2006 between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV below.
RECITALS
     WHEREAS, the board of directors of Sara Lee has determined that it is appropriate and desirable to separate Sara Lee’s Branded Apparel Business from its other businesses;
     WHEREAS, in order to effectuate the foregoing, Sara Lee and HBI have entered into a Master Separation Agreement dated as of August 31, 2006 (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Distribution, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and
     WHEREAS, the Parties desire to set forth certain agreements regarding indemnification and insurance as described herein.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:
ARTICLE I
MUTUAL RELEASES; INDEMNIFICATION
     Section 1.1 Release Of Pre-Distribution Date Claims.
          (a) HBI Release. Except as provided in Section 1.1(c), effective as of the Distribution Date, HBI does hereby, for itself and each other member of the HBI Group, their respective Affiliates (other than the Sara Lee Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, partners, managers, managing members, officers, agents or employees of any member of the HBI Group (in each case, in their respective capacities as such), remise, release and forever discharge the Sara Lee Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Distribution Date or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.
          (b) Sara Lee Release. Except as provided in Section 1.1(c), effective as of the Distribution Date, Sara Lee does hereby, for itself and each other member of the Sara Lee Group, their respective Affiliates (other than the HBI Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, partners, managers, managing members, officers, agents or employees of any member of the Sara Lee Group (in each case, in their respective capacities as such), remise, release and forever discharge the HBI Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Distribution Date or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.
          (c) No Impairment. Nothing contained in Section 1.1(a) or Section 1.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by the Separation Agreement or any Ancillary Agreement (including this Agreement), in each case in accordance with its terms, including, without limitation, (1) the obligation of HBI to assume and satisfy the HBI Liabilities, (2) the obligations of Sara Lee and HBI to perform their obligations and indemnify each other under the Separation Agreement and the Ancillary Agreements and (3) any Business Guarantees not replaced or terminated pursuant to Section 4.10 of the Separation Agreement. Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, (1) Sara Lee shall continue to honor its existing obligations to indemnify any director or officer of HBI or any member of the HBI Group who also served as a director or officer of Sara Lee or any member of the Sara Lee Group at or before the Distribution Date with respect to Liabilities incurred by any such individual in his or her activities on behalf of Sara Lee which do not relate to the Branded Apparel Business (“Unrelated Activities”), such indemnification to be provided under and subject to the terms of Sara Lee’s Bylaws, (2) the HBI Group shall be responsible for indemnification obligations to any director, officer or employee of any member of the HBI Group or the Sara Lee Group at or before the Distribution Date with respect to Liabilities incurred by any such individual in his or her activities which relate to the Branded Apparel Business (“Related Activities”), (3) individuals who were directors or officers of Sara Lee or any member of the Sara Lee Group at or prior to the Distribution Date shall retain their rights to indemnification from Sara Lee under and subject to the terms of Sara Lee’s Bylaws with respect to Related Activities prior to the Separation Date; provided that (i) any claim for indemnification from Sara Lee with respect to Related Activities shall be an HBI Liability and (ii) HBI shall defend, indemnify and hold harmless Sara Lee against any Liabilities incurred by Sara Lee in connection with any claim for indemnification with respect to Related Activities; and (4) the HBI Group shall retain the ability to make claims in respect of Related Activities and Unrelated Activities under Sara Lee’s Insurance Policies in accordance with Article II of this Agreement.
          (d) No Actions As To Released Pre-Distribution Date Claims. HBI agrees, for itself and each other member of the HBI Group, not to make, and to not permit any other member of the HBI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sara Lee or any member of the Sara Lee Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Sara Lee agrees, for itself and each other member of the Sara Lee Group, not to make, and to not permit any other member of the Sara Lee Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against HBI or any member of the HBI Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).
          (e) Intent; Further Instruments. It is the intent of Sara Lee and HBI by virtue of the provisions of this Section 1.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among HBI or any member of the HBI Group, on the one hand, and Sara Lee or any member of the Sara Lee Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 1.1(c). In furtherance of the foregoing, at any time, at the request of any other Party, each Party shall cause each member of its respective Sara Lee Group or HBI Group, as applicable, to execute and deliver releases reflecting the provisions hereof.
     Section 1.2 Indemnification By HBI. Except as otherwise provided in this Agreement or any Ancillary Agreement, HBI shall, for itself and each other member of the HBI Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Sara Lee Indemnitees from and against, and shall reimburse such Sara Lee Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Sara Lee Indemnitees, or which are imposed upon the Sara Lee Indemnitees, and that result from, relate to or arise, whether prior to or following the Distribution Date, out of any of the following items (without duplication):
          (i) the failure of HBI or any other member of the HBI Group or any other Person to pay, perform or otherwise promptly discharge, or if applicable, comply with any HBI Liability in accordance with its terms;
          (ii) the Branded Apparel Business (or the conduct or operation thereof), any HBI Asset or any HBI Liability;
          (iii) the matters set forth in Section 3.5(b) of the Separation Agreement;
          (iv) any breach by HBI or any other member of the HBI Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and
          (v) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in any Registration Statement or Information Statement (other than the Sara Lee Portion).
In the event that any member of the HBI Group makes a payment to the Sara Lee Indemnitees hereunder, and the Liability of the Sara Lee Indemnitees on account of which such payment was made is subsequently reduced, either directly or through a third-party recovery (other than a recovery indirectly from Sara Lee), Sara Lee will promptly repay (or will procure a Sara Lee Indemnitee to promptly repay) such member of the HBI Group the amount by which the payment made by such member of the HBI Group exceeds the actual cost of the associated indemnified Liability. This Section 1.2 shall not apply to any Liability indemnified under Section 1.4.
     Section 1.3 Indemnification By Sara Lee. Except as otherwise provided in this Agreement or any Ancillary Agreement, Sara Lee shall, for itself and for each other member of the Sara Lee Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the HBI Indemnitees from and against, and shall reimburse such HBI Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the HBI Indemnitees, or which are imposed upon the HBI Indemnitees, and that result from, relate to or arise, whether prior to or following the Distribution Date, out of any of the following items (without duplication):
          (i) the failure of Sara Lee or any other member of the Sara Lee Group or any other Person to pay, perform or otherwise promptly discharge, or if applicable, comply with any Liability of the Sara Lee Group other than the HBI Liabilities;
          (ii) the Sara Lee Business (or the conduct or operation thereof) or any Liability of the Sara Lee Group other than the HBI Liabilities;
          (iii) any breach by Sara Lee or any other member of the Sara Lee Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and
          (iv) any untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to the Sara Lee Portion of any Registration Statement or Information Statement.
In the event that any member of the Sara Lee Group makes a payment to the HBI Indemnitees hereunder, and the Liability of the HBI Indemnitees on account of which such payment was made is subsequently reduced, either directly or through a third-party recovery (other than a recovery indirectly from HBI), HBI will promptly repay (or will procure a HBI Indemnitee to promptly repay) such member of the Sara Lee Group the amount by which the payment made by such member of the Sara Lee Group exceeds the actual cost of the indemnified Liability. This Section 1.3 shall not apply to any Liability indemnified under Section 1.4.
     Section 1.4 Indemnification With Respect To Environmental Actions And Conditions.
          (a) Indemnification By HBI. HBI shall, for itself and each other member of the HBI Group, indemnify, defend and hold harmless the Sara Lee Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items (“HBI Environmental Actions”):
          (i) Environmental Conditions arising out of operations at any of the HBI Facilities, whether occurring before, on or after the Distribution Date;

          (ii) Environmental Conditions existing on, under, about or in the vicinity of any of the HBI Facilities (including any Release of Hazardous Materials occurring before, on or after the Distribution Date that has migrated, is migrating or in the future migrates to any of the HBI Facilities);
          (iii) the violation of Environmental Law as a result of the operation of any of the HBI Facilities, whether occurring before, on or after the Distribution Date; and
          (iv) Environmental Conditions at any third-party site to the extent liability arises from Hazardous Materials generated at any HBI Facility, whether occurring before, on or after the Distribution Date.
          (b) Indemnification By Sara Lee. Sara Lee shall, for itself and each other member of the Sara Lee Group, indemnify, defend and hold harmless the HBI Indemnitees from and against any and all Environmental Actions other than HBI Environmental Actions.
          (c) Agreement Regarding Payments To Indemnitee. In the event an Indemnifying Party makes any payment to or on behalf of an Indemnitee with respect to an Environmental Action for which the Indemnifying Party is obligated to indemnify under this Section 1.4, and the Indemnitee subsequently receives any payment from a third party on account of the same financial obligation covered by the payment made by the Indemnifying Party for that Environmental Action or otherwise diminishes the financial obligation, the Indemnitee will promptly pay the Indemnifying Party the amount by which the payment made by the Indemnifying Party exceeds the actual cost of the financial obligation.
     Section 1.5 Reductions For Insurance Proceeds And Other Recoveries.
          (a) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 1.2, 1.3 or 1.4, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a “wind-fall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such

Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).
          (b) Tax Detriment/Tax Benefit. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 1.2, 1.3 or 1.4, as applicable, shall be (i) increased to take account of any Tax Detriment incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. Any indemnification payment hereunder shall initially be made without regard to this Section 1.5(b) and shall be increased or reduced to reflect any such Tax Detriment (including gross-up) or Tax benefit only upon the earlier of such time or times that (A) the Indemnitee realizes such Tax Benefit or Tax Detriment, whether by way of an increase or reduction in Taxes, refund, offset against other Taxes, or otherwise, as the case may be, or (B) such Tax Benefit or Tax Detriment causes an increase or decrease in the Indemnitee’s Deferred Tax Assets, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.
     Section 1.6 Procedures For Defense, Settlement And Indemnification Of Third Party Claims.
          (a) Notice Of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Sara Lee Group or the HBI Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Sara Lee and HBI (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party prompt written notice thereof but in any event within 10 calendar days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.
          (b) Defense By Indemnifying Party. Except in the case of a Third Party Claim which seeks injunctive relief, declaratory judgment or other non-monetary relief, an Indemnifying Party may elect, at its cost, risk and expense, to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnitee seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses incurred by Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party, the Indemnitee and their respective counsels shall cooperate in good faith with any insurance carriers which are providing, or may provide, them with coverage with respect to such Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.
          (c) Defense By Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within 25 calendar days after receipt of notice of such claim or if the Indemnifying Party does not have the right to assume the defense of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 1.6; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld or delayed.
     Section 1.7 Additional Matters.
          (a) Cooperation In Defense And Settlement. With respect to any Third Party Claim that implicates both HBI and Sara Lee in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.
          (b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 1.6, Sara Lee may, in its sole discretion, elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Distribution Date which in any manner relate to or arise out of the Branded Apparel Business, the HBI Assets or the HBI Liabilities if Sara Lee or a member of the Sara Lee Group is named as a party thereto (but excluding any such Actions which solely relate to or solely arise in connection with the Branded Apparel Business, the HBI Assets or the HBI Liabilities); provided, however, that Sara Lee must obtain the written consent of HBI, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Sara

Lee shall reasonably and fairly allocate to HBI and HBI shall be responsible for HBI’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Branded Apparel Business, the HBI Assets or the HBI Liabilities, including its proportionate share of the costs and expenses associated with defending same.
          (c) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.
          (d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (e) Not Applicable To Taxes. This Agreement shall not apply to Taxes (which are solely covered by the Tax Sharing Agreement).
     Section 1.8 Survival Of Indemnities. The rights and obligations of the members of the Sara Lee Group and the HBI Group under this Article I shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Sara Lee Group or the HBI Group of the capital stock or other equity interests of any Subsidiary to any Person.
ARTICLE II
INSURANCE MATTERS
     Section 2.1 Cooperation; Payment Of Insurance Proceeds To HBI; Agreement Not To Release Carriers. Each of Sara Lee and HBI will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Sara Lee and HBI shall use reasonable best efforts to give notice on a timely basis to insurance carriers of claims relating to the Branded Apparel Business in accordance with the terms of the Sara Lee Insurance Policies. Sara Lee, at the request of HBI, shall cooperate with and use reasonable best efforts to assist HBI in recovering Insurance Proceeds under Sara Lee Insurance Policies for claims relating to the Branded Apparel Business, the HBI Assets or the HBI Liabilities, whether such claims arise under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Distribution Date or any conditions existing or alleged to have existed on or before the Distribution Date, and shall promptly pay any such recovered Insurance Proceeds to HBI. Neither Sara Lee nor HBI, nor any

of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either Party’s ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Distribution Date, neither Sara Lee nor HBI shall (and each Party shall ensure that no member of the such Party’s Group shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the Sara Lee Group or the HBI Group thereunder. However, nothing in this Section 2.1 shall (a) preclude any member of the Sara Lee Group or the HBI Group from presenting any claim or from exhausting any policy limit, (b) require any member of the Sara Lee Group or the HBI Group to pay any premium or other amount or to incur any Liability (other than premiums or other amounts for which HBI will reimburse Sara Lee, or Liabilities for which HBI will indemnify Sara Lee, under the terms of this Agreement), or (c) require any member of the Sara Lee Group or the HBI Group to renew, extend or continue any policy in force (provided, however, that before making any decision to decline any insurance policy, Sara Lee shall use reasonable best efforts to provide HBI with the option, at HBI’s sole expense, of purchasing extended coverage with respect to claims arising from events during the original policy period, if extended coverage is available). Each of Sara Lee and HBI shall use reasonable best efforts to give prompt notice to the other if it is making claims under the Sara Lee Insurance Policies which it believes may exhaust the limits of one or more of those policies. Nothing in this Agreement is intended to relieve any insurance carrier or provider of any Liability under any policy.
     Section 2.2 HBI Insurance Coverage After The Distribution Date.
          (a) Generally. From and after the Distribution Date, HBI shall be responsible for obtaining and maintaining insurance programs for its risk of loss incurred after the Distribution Date, and such insurance arrangements shall be separate and apart from Sara Lee’s insurance programs. Upon the request of HBI, Sara Lee shall use reasonable best efforts to assist HBI in the transition to its own separate insurance programs from and after the Distribution Date, and shall provide HBI with any information that is in the possession of Sara Lee and is reasonably available and necessary for HBI to either obtain its own insurance coverages or to assist HBI in preventing unintended self-insurance, in whatever form.
          (b) Sara Lee Guarantees. HBI agrees that from and after the Distribution Date and for so long as there is a Sara Lee Guarantee obligation outstanding, HBI (i) will take all actions necessary and consistent with Sara Lee’s current insurance practices, to purchase and maintain insurance coverage of substantially the same types and in reasonable amounts on any liability that is the subject of any Sara Lee Guarantee then in effect and (ii) provide that Sara Lee be an “additional insured” under those liability policies of HBI which are solely controlled by HBI in respect of Liabilities that Sara Lee may incur as a result of any Sara Lee Guarantee obligation with respect to the Branded Apparel Business, the HBI Assets or the HBI Liabilities, at no premium cost to Sara Lee therefor, such that Sara Lee has rights to coverage thereunder no less than the rights conferred on any other insured to the extent of its interest therein. During the applicable period set forth in the first sentence of this Section 2.2(b), HBI will use all reasonable best efforts to ensure that all of HBI’s liability policies to which the preceding sentence applies provide that Sara Lee will be given at least 60 days advance written notice by the insurer of any cancellation of such policies, a reduction in coverage thereunder, or any deletion of Sara Lee as an “additional insured,” and HBI shall not cancel any such policy or reduce the coverage available thereunder in any manner detrimental to Sara Lee, without Sara Lee’s prior written consent, not to be unreasonably withheld or delayed. Sara Lee agrees to promptly release HBI from its obligations under this Section 2.2(b) following the date on which there are no Sara Lee Guarantee obligations outstanding.
     Section 2.3 Responsibilities For Deductibles And/Or Self-Insured Obligations. HBI will reimburse Sara Lee on a monthly basis for (a) all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with HBI Liabilities and Insured HBI Liabilities to the extent that Sara Lee is required to pay any such amounts and (b) the costs of all letters of credit and other collateral required to be maintained by Sara Lee in connection with HBI Liabilities and Insured HBI Liabilities (or, at Sara Lee’s option, HBI shall post a letter of credit or other collateral directly with the insurer, governmental agency or other entity in question if those entities so permit).
     Section 2.4 Procedures With Respect To Insured HBI Liabilities.
          (a) Reimbursement. HBI will reimburse Sara Lee for all amounts incurred to pursue insurance recoveries from Insurance Policies for Insured HBI Liabilities.
          (b) Management Of Claims. The defense of claims, suits or actions giving rise to potential or actual Insured HBI Liabilities will be managed (in cooperation with Sara Lee’s insurers, as appropriate) by the Party that would have had responsibility for managing such claims, suits or actions had such Insured HBI Liabilities been HBI Liabilities.
     Section 2.5 Insufficient Limits Of Liability For Sara Lee Liabilities And HBI Liabilities.
          (a) General Principle. Proceeds from Sara Lee’s Insurance Policies shall be available to HBI and Sara Lee on a “first come, first served” basis; provided that if there are insufficient limits of liabilities available under Sara Lee’s Insurance Policies to cover the Liabilities of Sara Lee and/or HBI that would otherwise be covered by such Insurance Policies, then to the extent other insurance is not available to Sara Lee and/or HBI for such Liabilities an adjusting payment will be made by one of the Parties in accordance with Section 2.5(b).
          (b) Adjusting Payment. If (i) the proceeds received by one Party under Sara Lee’s Insurance Policies exceed that Party’s Shared Percentage of the total coverage available under those Insurance Policies (the “Overallocated Party”), (ii) those Insurance Policies are exhausted by the claims of one or both of the Parties, and (iii) the other Party has Liabilities which cannot be paid under those Insurance Policies due to the exhaustion of those policies or because an insurer becomes insolvent (the “Underallocated Party”), then the Overallocated Party shall make a payment to the Underallocated Party in an amount which will result in the Underallocated Party having received, after taking into account actual insurance proceeds received by the Underallocated Party under the Sara Lee Insurance Policies and any insolvent insurer distributions or guarantee fund payments and the adjusting payment (and previous adjusting payments made under this Section 2.5), proceeds equal to the lesser of (x) the Underallocated Party’s Shared Percentage of the total coverage or (y) the amount of Liabilities of the Underallocated Party. The Parties shall make adjusting payments under this Section 2.5 at any time and from time to time when there is an Underallocated Party. The requirement to make an adjusting payment under this Section shall terminate ten years after the Distribution Date, except with respect to any matters in dispute between the Parties at that time.
          (c) Illustrations. The following illustrations are intended to provide guidance concerning how this Section 2.5 is intended to apply to claims implicating insurance policies issued prior to the Distribution Date.
          (i) Illustration No. 1. Ten separate claims are brought arising from ten separate “occurrences,” each resulting in an HBI Liability of $10 million. The self-insured retention is $10 million “per occurrence.” Result: This Section 2.5 is inapplicable.
          (ii) Illustration No. 2. Ten separate claims are brought arising from ten separate “occurrences,” each resulting in an HBI Liability of $40 million, for a total of $400 million. Fifteen separate claims are brought arising from fifteen separate “occurrences,” each resulting in a Liability to Sara Lee of $40 million, for a total of $600 million. The limits of liability in the Insurance Policies applicable to the claims is $200 million. The self-insured retention is $10 million “per occurrence,” leaving a remaining liability (after the payment of self-insured retentions) of $30 million “per occurrence,” or $300 million in the aggregate for HBI and $450 million in the aggregate for Sara Lee. The HBI Liabilities are incurred prior to the Liabilities incurred by Sara Lee, and paid for by Sara Lee’s Insurance Policies, which are exhausted, by these payments. This leaves HBI with an additional liability of $100 million (plus its self-insured retentions of $100 million). Result: The $200 million from the Insurance Policies is split 85/15: $170 million is allocated to Sara Lee and $30 million is allocated to HBI. HBI should pay Sara Lee $170 million, Sara Lee’s share of the coverage amount.
          (iii) Illustration No. 3. Same as Illustration No. 2, except that Sara Lee’s claims ($200 million) were paid for by Sara Lee’s Insurance Policies in effect prior to the Distribution Date, which are exhausted by these payments. This leaves HBI with a liability of $300 million (plus its self-insured retentions of $100 million). Sara Lee should pay HBI $10 million.
          (iv) Illustration No. 4. Ten separate claims are brought arising from ten separate “occurrences,” each resulting in an HBI Liability of $40 million, for a total of $400 million. Five separate claims are brought arising from five separate “occurrences,” each resulting in a Liability to Sara Lee of $40 million, for a total of $200 million. The limits of liability in the Insurance Policies applicable to the claims is $200 million. The self-insured retention is $10 million “per occurrence,” leaving a remaining liability (after the payment of self-insured retentions) of $30 million “per occurrence,” or $300 million in the aggregate for HBI and $150 million in the aggregate for Sara Lee. The HBI Liabilities are incurred prior to the Liabilities incurred by Sara Lee, and paid for by Sara Lee’s Insurance Policies, which are exhausted, by these payments. This leaves HBI with an additional liability of $100 million (plus its self-insured retentions of $100 million). Result: The $200 million from the Insurance Policies is split 85/15: $170 million is allocated to Sara Lee and $30 million is allocated to HBI. However, since the Liabilities of Sara Lee are less than its Shared Percentage of the total coverage, HBI should pay Sara Lee $150 million, the amount of Sara Lee’s Liabilities.
     Section 2.6 Cooperation. Sara Lee and HBI will cooperate in good faith with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.
     Section 2.7 No Assignment Or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Sara Lee Group in respect of any Insurance Policy or any other contract or policy of insurance.
     Section 2.8 No Liability. HBI does hereby, for itself and each other member of the HBI Group, agree that no member of the Sara Lee Group or any Sara Lee Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Sara Lee and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or otherwise.
     Section 2.9 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any Ancillary Agreement.
     Section 2.10 Workers’ Compensation Claims. HBI shall be responsible for all Liabilities relating to, arising out of or resulting from all workers’ compensation or similar claims by current or former employees of the Sara Lee Group based on employment with the Branded Apparel Business. All such workers’ compensation and similar claims made prior to the Distribution Date shall be paid under the Sara Lee Workers’ Compensation Plan. Sara Lee shall continue to administer, or cause to be administered, the Sara Lee Workers’ Compensation Plan in accordance with its terms and applicable law. HBI shall fully cooperate with Sara Lee and its insurance company in the reporting and administration of claims under the Sara Lee Workers’ Compensation Plan. HBI shall be entitled to manage and settle HBI Claims, subject to the terms of the Sara Lee Workers’ Compensation Plan. HBI shall consult and cooperate with Sara Lee and its insurance company in its claims management and settlement activities. From and after the Distribution Date, HBI shall maintain with Sara Lee a $400,000 deposit to pay the costs related to HBI’s participation in the Sara Lee Workers’ Compensation Plan. Sara Lee shall provide HBI with a statement showing the amount of costs paid out of the deposit during each month and HBI shall, within 15 days following its receipt of each such statement, deposit with Sara Lee additional funds in an amount sufficient to return the deposit balance to $400,000

(giving effect to the payments shown in such monthly statement). HBI shall maintain such deposit balance of $400,000 with Sara Lee until the date on which the average HBI Claims paid under the Sara Lee Workers’ Compensation Plan over four consecutive months is less than $225,000 per month, upon which time the average deposit balance shall be reduced to $200,000. The requirement to maintain such deposit balance of $200,000 shall terminate when the average of all HBI Claims paid under the Sara Lee Workers’ Compensation Plan over four consecutive months is less than $100,000 per month.
     Section 2.11 Matters Governed By Employee Matters Agreement. This Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.
     Section 2.12 Other Agreements Evidencing Indemnification Obligations. Sara Lee hereby agrees to execute, for the benefit of any HBI Indemnitee, such documents as may be reasonably requested by such HBI Indemnitee, evidencing Sara Lee’s agreement that the indemnification obligations of Sara Lee set forth in this Agreement inure to the benefit of and are enforceable by such HBI Indemnitee. HBI hereby agrees to execute, for the benefit of any Sara Lee Indemnitee, such documents as may be reasonably requested by such Sara Lee Indemnitee, evidencing HBI’s agreement that the indemnification obligations of HBI set forth in this Agreement inure to the benefit of and are enforceable by such Sara Lee Indemnitee.
ARTICLE III
MISCELLANEOUS
     Section 3.1 Entire Agreement; Incorporation Of Schedules And Exhibits. This Agreement (including all Schedules and Exhibits referred to herein), the Separation Agreement and the other Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
     Section 3.2 Amendments And Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
     Section 3.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 3.2 and shall be effective only to the extent in such writing specifically set forth.

     Section 3.4 Parties In Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, their respective Groups, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.
     Section 3.5 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any instrument purporting to make such an assignment without prior written consent shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with a merger effectuated solely for the purpose of changing such Party’s state of incorporation (but subject to any applicable requirements of the Tax Sharing Agreement). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
     Section 3.6 Notices. All notices, demands and other communications given under this Agreement must be in writing and must be either personally delivered, telecopied (and confirmed by telecopy answer back), mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address or telecopy number indicated below or such other address or telecopy number or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice, demand or other communication under this Agreement shall be deemed to have been given when so personally delivered or so telecopied and confirmed (if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day), or if sent, one business day after deposit with an overnight courier, or, if mailed, five business days after deposit in the U.S. mail.
Sara Lee Corporation
Three First National Plaza
Chicago, Illinois 60602-4260
Attention: General Counsel
Facsimile Number: (312) 419-3187
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, North Carolina 27105.
Attention: General Counsel
Facsimile Number: (336) 714-7441
     Section 3.7 Severability. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

     Section 3.8 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     Section 3.9 Submission To Jurisdiction. SUBJECT TO SECTION 3.12, EACH OF THE PARTIES IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, OR FORSYTH COUNTY, NORTH CAROLINA OR GUILDFORD COUNTY, NORTH CAROLINA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; PROVIDED THAT THE PARTIES MAY BRING ACTIONS OR PROCEEDINGS AGAINST EACH OTHER IN OTHER JURISDICTIONS TO THE EXTENT NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN OTHER JURISDICTIONS UNLESS SUCH ACTIONS OR PROCEEDINGS ARE NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 3.6 ABOVE. NOTHING IN THIS SECTION 3.9, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
     Section 3.10 Waiver Of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
     Section 3.11 Amicable Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Section 6.12 of the Separation Agreement.

     Section 3.12 Arbitration. Except for suits seeking injunctive relief or specific performance or in the event of any impleader action arising from any proceeding commenced by a third party that relates to this Agreement, in the event of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity thereof), the Parties shall submit any such dispute, controversy or claim to binding arbitration in accordance with Section 6.13 of the Separation Agreement.
     Section 3.13 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.
     Section 3.14 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 3.15 Limitation On Damages. Each Party irrevocably waives, and no Party shall be entitled to seek or receive from the other Party, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided , however, that to the extent an Indemnified Party is required to pay any consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages to a third party in connection with a Third Party Claim, such damages shall constitute direct damages and not be subject to the limitations set forth in this Section 3.15.
     Section 3.16 Delivery By Facsimile Or Other Electronic Means. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.
ARTICLE IV
DEFINITIONS
     Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:
     “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.
     “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.
     “Employee Matters Agreement” means the Employee Matters Agreement attached as Exhibit A to the Separation Agreement.
     “Environmental Actions” means any notice or disclosure to or any, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, personal injuries or penalties) arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials or any violation of Environmental Laws.
     “Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.
     “Environmental Laws” means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws, regulations, ordinances, permits, licenses or any other binding legal obligation in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.
     “Final Determination” has the meaning set forth in the Tax Sharing Agreement.

     “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including, without limitation, such substances referred to by such terms as defined in any Environmental Laws.
     “HBI Covered Parties” has the meaning set forth in Section 2.1(a) of this Agreement.
     “HBI Facilities” means all of those interests in real estate to be transferred to HBI under the Real Estate Matters Agreement, and any other facilities owned, leased or operated by or associated with the Branded Apparel Business, the HBI Group or NT LLC at any time before, on or after the Distribution Date (including without limitation former facilities) provided, however, that for the avoidance of doubt the HBI Facilities shall not include the real property and improvements listed on Schedule 1 hereto.
     “HBI Indemnitees” means HBI, each member of the HBI Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the HBI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.
     “Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Sections 1.2, 1.3 or 1.4 hereof or any other section of the Separation Agreement or any Ancillary Agreement.
     “Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Sections 1.2, 1.3 or 1.4 hereof or any other section of the Separation Agreement or any Ancillary Agreement.
     “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
     “Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; (ii) paid by an insurance carrier on behalf of the insured; or (iii) from Insurance Policies.
     “Insured HBI Liability” means any HBI Liability to the extent that (i) it is covered under the terms of Sara Lee’s Insurance Policies in effect prior to the Distribution Date, and (ii) HBI is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.
     “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
     “Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party); provided, however, that the term “Loss” as used in this Agreement is not intended to supersede the term “Loss” when used in, or defined by, the Insurance Policies.
     “NT LLC” means National Textiles, L.L.C., a Delaware limited liability company.
     “Parties” means the parties to this Agreement.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.
     “Sara Lee Guarantee” means any loan, financing, lease, contract or other obligation in existence as of the Distribution Date pertaining to the Branded Apparel Business, HBI Assets or HBI Liabilities for which Sara Lee is or may be liable, as guarantor, original tenant, primary obligor or otherwise.
     “Sara Lee Indemnitees” means Sara Lee, each member of the Sara Lee Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Sara Lee Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.
     “Sara Lee Portion” means all information set forth in, or incorporated by reference in Registration Statement, to the extent such information relates exclusively to (a) Sara Lee and the Sara Lee Group (other than the HBI Group), (b) the Sara Lee Business (other than the Branded Apparel Business), (c) Sara Lee’s intentions with respect to the Separation or the Distribution or (d) the terms of the Separation or the Distribution, including, without limitation, the form, structure and terms of any transaction(s) to effect the Separation or the Distribution and the timing of and conditions to the consummation of the Separation or the Distribution.
     “Separation Agreement” has the meaning set forth in the preamble of this Agreement.
     “Shared HBI Percentage” means 15%.
     “Shared Percentage” means the Shared HBI Percentage or the Shared Sara Lee Percentage, as the case may be.

     “Shared Sara Lee Percentage” means 85%.
     “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
     “Tax Sharing Agreement” means the Tax Sharing Agreement, attached as Exhibit E to the Separation Agreement.
     “Tax and Taxes” have the meaning set forth in the Tax Sharing Agreement.
     “Tax Benefit” has the meaning set forth in the Tax Sharing Agreement.
     “Tax Detriment” has the meaning set forth in the Tax Sharing Agreement.
     “Third Party Claim” has the meaning set forth in Section 1.6(a) of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Parties has caused this Indemnification and Insurance Matters Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

SARA LEE CORPORATION
By:	/s/ Diana S. Ferguson
Diana S. Ferguson
Senior Vice President

HANESBRANDS INC.
By:	/s/ Richard A. Noll
Richard A. Noll
Chief Executive Officer

SCHEDULE 1
Excluded Facilities
Current or former facilities of European Branded Apparel, including the following:
•	Desseilles Textiles SA, 141 Rue de Four a Chaux, 62100 Calais, France (sold to Sotexim)

•	Penn Elastic Gmbh, An der Talle 20, D-33102 Paderborn, Germany

•	Courtaulds Troyes Manufacture, 44 route du Troyes, 10700 Arcis sur Aube, France

•	Sara Lee Knit Product (Champion), Ghent, Skaldenstraat, Belgium